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                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                           File Number 333-47191

                  PROSPECTUS SUPPLEMENT DATED DECEMBER 18, 1998
                                       to
                         Prospectus Dated March 20, 1998

                                  14,460 Shares

                               Cisco Systems, Inc.

                                  Common Stock

     This Prospectus Supplement supplements the Prospectus dated March 20, 1998 (the "Prospectus") of Cisco Systems, Inc. (the "Company") relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders") of 14,460 shares of Common Stock, par value of $0.001 per share, of the Company (the "Common Stock") who received such shares in connection with the acquisition by statutory merger of LightSpeed International, Inc. ("LightSpeed"), by and through a merger of LightSpeed with and into the Company. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING SHAREHOLDERS

     Margarita Volfstun Revocable Trust and Lev Volfstun Revocable Trust are transferring shares of the Company's Common Stock owned by them into LevMar Foundation, Inc. as set forth below. Such shareholder was not specifically identified in the Prospectus as a Selling Shareholder. RBI Partners has transferred shares of the Company's Common Stock owned by it to those individuals listed below. The table of Selling Shareholders in the Prospectus is hereby updated and amended to include the following shareholders identified as Selling Shareholders:



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
                                                                              Number of
                                                                                Shares
                                      Number of Shares    Percent of        Registered for
                                      Beneficially        Outstanding           Sale
Name of Selling Shareholder           Owned                 Shares             Hereby1
---------------------------           -----                 ------             -------
LevMar Foundation                     13,440                   *                13,440
Hal W. Field                             510                   *                   510
Beatrice K. Keith                        340                   *                   340
George Menden                            170                   *                   170

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* less than one percent


--------
     1 This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Selling Shareholders' outstanding shares of Common Stock.